UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2016

VIOLIN MEMORY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36069	20-3940944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4555 Great America Parkway, Santa Clara, California		95054
(Address of principal executive offices)		(Zip Code)

(650) 396-1500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers.

On November 19, 2016, the Board of Directors of Violin Memory, Inc. (“Violin”) approved the award of a bonus payment of $150,000.00 to Cory J. Sindelar, Violin’s Chief Financial Officer (the “Bonus”). The Bonus was awarded to Mr. Sindelar as the result of significant additional responsibilities recently assumed by him and his recent professional performance and anticipated contributions to Violin including, among other things, leading Violin’s ongoing internal restructuring efforts to reduce expenses and his important contributions to Violin’s ongoing consideration of strategic alternatives.

The terms and conditions of the Bonus are set forth in a letter agreement between Violin and Mr. Sindelar (the “Letter Agreement”), which will be filed as an exhibit to Violin’s quarterly report on Form 10-Q for the period ended October 31, 2016. The material terms of the Letter Agreement are summarized below.

In consideration for the Bonus, Mr. Sindelar agreed to remain employed by Violin and to continue to perform services for and provide good faith assistance to Violin in connection with ongoing matters through an earned date which will be no later than January 31, 2017.

In the event that Mr. Sindelar’s employment by Violin terminates prior to the earned date for any reason other than a termination of Mr. Sindelar’s employment by Violin without cause, Mr. Sindelar is required to repay the net amount of the Bonus paid to him ($150,000 less taxes withheld) to Violin within thirty (30) days following the date of his termination. If Mr. Sindelar’s employment is terminated by Violin without cause prior to the earned date, the Bonus will be considered earned as of his termination date and Mr. Sindelar will not be required to repay the Bonus to Violin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Violin Memory, Inc.

Date: November 25, 2016	By:	/s/ Gary Lloyd
Gary Lloyd, Vice President, General Counsel and Secretary